P&G
                                                    THE PROCTER & GAMBLE COMPANY
NEWS RELEASE                                        One P&G Plaza
                                                    Cincinnati, OH 45202

                                                    FOR IMMEDIATE RELEASE


                        P&G ANNOUNCES MANAGEMENT CHANGES
                        --------------------------------

     CINCINNATI, May 24, 2006 - The Board of Directors of The Procter & Gamble Company (NYSE:PG) today announced the following management changes effective July 1, 2006.

In the Gillette business:

    o James M. Kilts, (58), currently vice chairman of the board-Gillette, will step down as head of the Gillette business unit to devote his attention to the Gillette integration and business transition, until his planned retirement on October 1, 2006. He will continue to report to A.
        G. Lafley, chairman of the board, president and chief executive.

    o Mark M. Leckie (52), currently president-global Duracell and Braun, has been elected group president-Gillette global business unit, assuming Mr. Kilts' day-to-day responsibilities for the Gillette business. Mr. Leckie will report to Mr. Lafley.

    o Joseph F. Dooley (52), currently president-commercial operations, North America, has been elected president-Duracell, reporting to Mr. Leckie.

In the beauty business:

    o Christopher de Lapuente (43), currently president-global hair care, has been elected group president-global professional and retail hair care continuing to report to Susan E. Arnold, vice chairman-P&G Beauty & Health. Carsten Fischer, president-global professional care, will now report to Mr. de Lapuente.

    o Marc S. Pritchard (46), currently president-global cosmetics and hair colorants, has been elected president-global strategic planning, reporting to Mr. Lafley.

    o Paolo de Cesare (45), currently president-global skin care, personal cleansing and deodorants will now focus exclusively on the skin care business with his election as president-global skin care. He will continue to report to Ms. Arnold.

    o Mary Ann Pesce (51), currently president-new business development, will assume Mr. de Cesare's responsibilities in deodorants and male personal care and cleansing with her election as president-new business development, deodorants/male personal care and personal cleansing

ABOUT PROCTER & GAMBLE

     Three billion times a day, P&G brands touch the lives of people around the world. The company has one of the strongest portfolios of trusted, quality, leadership brands, including Pampers(R), Tide(R), Ariel(R), Always(R), Whisper(R), Pantene(R), Mach3(R), Bounty(R), Dawn(R), Pringles(R), Folgers(R), Charmin(R), Downy(R), Lenor(R), Iams(R), Crest(R), Oral-B(R), Actonel(R), Duracell(R), Olay(R), Head & Shoulders(R), Wella, Gillette(R), and Braun. The P&G community consists of almost 140,000 employees working in over 80 countries worldwide. Please visit HTTP://WWW.PG.COM for the latest news and in-depth information about P&G and its brands.

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P&G MEDIA CONTACTS:
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In the US: 1-866-PROCTER or 1-866-776-2837
International: +1-513-945-9087

P&G INVESTOR RELATIONS CONTACT:
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Chris Peterson - 513-983-2414